Exhibit 99.1

                      CHARTER FINANCIAL REPORTS Q3 EARNINGS

     -- EPS of 16 Cents

     -- Loans Up $11 million

     -- Move to Charter Corporate Center Complete

     -- Book Value Per Share up 3.9 Percent

    WEST POINT, Ga., July 27 /PRNewswire-FirstCall/ -- Charter Financial Corporation (Nasdaq: CHFN) today reported net income for the third quarter ended June 30, 2005 of $3.2 million, or $0.16 per share, compared with $1.9 million, or $0.10 per share, a year earlier and $2.5 million, or $0.13 per share, for the quarter ended March 31, 2005. Results for the current quarter include a pre-tax gain on the sale of Freddie Mac stock of $1.9 million. There were no sales of Freddie Mac stock in the prior quarter or the prior year quarter.

    Net income for the nine months ended June 30, 2005 was $8.6 million, or $0.44 per share, compared with $5.8 million, or $0.30 per share in the comparable period a year earlier. Results for the nine months ended June 30, 2005 included $4.5 million in pre-tax gains on the sale of Freddie Mac stock. The comparable period the prior year included a pre-tax gain of $1.1 million from the sale of Freddie Mac stock.

    "Our loan growth approximated $10 million for each of the last two quarters," said Robert L. Johnson, President and CEO. "The continuing loan growth is the result of our focus on our customers' needs and the high level of personal service they have experienced when dealing with our staff."

    On June 30, 2005, Charter Financial had assets of $1.1 billion, up $13.3 million from September 30, 2004. Net loans outstanding rose to $338.2 million, up $22.1 million from September 30, 2004. Credit quality remained strong which enabled Charter Financial to maintain its allowance for loan losses at 1.84 percent of loans with no additional provision. Retail deposits were $237.8 million compared with $245.5 million at September 30, 2004.

    "Customer service levels are being further enhanced by consolidation of our support and management staff in the Charter Corporate Center. That move is also improving the efficiency of our operations and should also be reflected in an improving cost structure," Johnson added.

    The third quarter was the first period during which the company's new LaGrange location was open for the entire period. "The new facility adds to convenience for our customers. It makes Charter Financial more competitive and will help attract new customers from the surrounding area," Johnson said.

    "Our continued strong financial performance allowed us to increase the quarterly dividend by 40 percent to $0.35 per share beginning with the dividend we paid in June. This equates to an annualized dividend rate of $1.40 per share. Based on the current price of our shares, the dividend yield is approximately four percent," said Johnson.

    On a consolidated basis, Charter Financial owns 4.5 million shares of Freddie Mac common stock with a pre-tax unrealized gain of approximately $289.9 million at June 30, 2005. Total equity was $268.8 million at June 30, 2005 compared with $258.5 million at March 31, 2005 and $272.5 million at September 30, 2004. Book value per share at June 30, 2005 increased to $13.60 from $13.09 at March 31, 2005 due to the increase in accumulated other comprehensive income. This resulted from the increase in the market value of Freddie Mac common stock from $63.20 per share at March 31, 2005 to $65.23 at June 30, 2005. CharterBank's core capital was 9.86 percent of assets at June 30, 2005 and total capital as a percent of assets was 24.85.

    Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank and a federal savings institution. Charter Financial is in the mutual holding company structure with First Charter, MHC owning approximately 80% of Charter Financial. CharterBank is headquartered in West Point, Georgia, and operates nine full-service branches on the I-85 corridor from LaGrange, Georgia to Auburn, Alabama. CharterBank's deposits are insured by the Federal Deposit Insurance Corporation.

    Forward-Looking Statements
    This release may contain "forward-looking statements" that may be identified by use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed. The Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Selected Financial Data (in thousands except share data):

                              At June 30,     At March 31,    At September 30,    At June 30,
                                 2005            2005              2004              2004
                             -------------   -------------   -----------------   -------------
                                                       Unaudited
Total Assets                 $   1,081,518   $   1,070,653   $       1,068,201   $   1,067,732
Loans Receivable,
 Net                               338,201         327,184             316,151         311,590
Mortgage Securities
 Available for Sale                379,886         385,406             378,357         383,636
Freddie Mac Common
 Stock                             295,981         288,666             300,430         292,478
Other Investment
 Securities                          9,951          13,823              22,157          21,877
Retail Deposits                    237,799         238,275             245,463         243,068
Core Deposits                      126,647         126,566             129,349         130,250
Total Deposits                     291,773         287,232             279,575         293,003
Deferred Income Taxes              109,641         104,458             111,603         105,290
Borrowings                         395,817         407,714             392,789         392,969
Realized Stockholders'
 Equity*                            91,530          89,552              92,141          89,881

Accumulated Other
 Comprehensive
 Income**                          177,238         168,994             180,359         171,131

Total Equity                       268,768         258,546             272,500         261,012

Book Value per Share         $       13.60   $       13.09   $           13.80   $       13.27
Tangible Book Value
 per Share                           13.31           12.79               13.49           12.96

Minority Shares
 Outstanding                     3,900,442       3,900,442           3,893,642       3,570,550
Total Shares
 Outstanding -
 at Quarter End                 19,758,366      19,758,366          19,751,566      19,673,968

Weighted Average
 Total Shares
 Outstanding -
 Basic                          19,521,791      19,517,703          19,437,613      19,421,990
Weighted Average
 Total Shares
 Outstanding -
 Fully Diluted                  19,570,263      19,581,137          19,478,037      19,456,345

*    Includes Total Stockholders Equity less Accumulated Other Comprehensive
     Income.
** Includes unrealized gains and losses on Freddie Mac common stock and other investment securities adjusted for income taxes at a tax rate of 38.6%

Selected Operating Data (in thousands except share data):

                                       Three Months Ended
                           ------------------------------------------        Nine Months Ended
                                     June 30,              March 31,              June 30,
                           ---------------------------   ------------   ---------------------------
                               2005           2004          2005            2005           2004
                           ------------   ------------   ------------   ------------   ------------
                                                          Unaudited
Total Interest
Income                     $     11,422   $      9,662   $     11,059   $     33,159   $     28,574
Total Interest
 Expense                          5,610          4,202          5,302         15,950         12,518
  Net Interest
   Income                         5,812          5,460          5,757         17,209         16,056
Provision for
 Loan Losses                          -              -              -              -             30
  Net Interest
   Income after
   Provision for
   Loan Losses                    5,812          5,460          5,757         17,209         16,026
Noninterest
 Income                           3,108          1,129          1,695          8,095          4,520
Noninterest
 Expense                          4,535          4,112          4,530         13,666         12,795
Income before
 Income Taxes                     4,385          2,477          2,922         11,638          7,751
Income Tax
 Expense                          1,176            605            459          3,042          1,958
  Net Income               $      3,209   $      1,872   $      2,463   $      8,596   $      5,793

Earnings per
 Share                     $       0.16   $       0.10   $       0.13   $       0.44   $       0.30
Earnings per
 Share - Fully
 Diluted                           0.16           0.10           0.13           0.44           0.30
Cash Dividends
 per Share***                      0.35           0.25           0.25           2.85           0.85

Net Charge-offs
 (Recoveries)                        28           (118)            27            269            172
Deposit Fees                        679            625            632          1,981          1,860
Gain on Sale
 of Loans                           196            345            201            630            897
Gain on Sale
 of Freddie Mac
 Common Stock                     1,906              -              -          4,483          1,125
Gain (loss) on
 Covered Calls
 Related to
 Freddie Mac
 Common Stock                       141             (2)           674            449            138

*** First Charter, MHC has waived its portion of these dividends, resulting in payment only to the minority stockholders.

                                       Three Months Ended
                           ------------------------------------------        Nine Months Ended
                                     June 30,              March 31,              June 30,
                           ---------------------------   ------------   ---------------------------
                               2005           2004           2005           2005           2004
                           ------------   ------------   ------------   ------------   ------------
                                                          Unaudited
Performance
 Ratios:
Return on
 Equity                            4.89%          2.98%          3.60%          4.21%          3.10%
Return on
 Assets                            1.19           0.72           0.90           1.06           0.75
Net Interest
 Margin                            2.22           2.16           2.16           2.17           2.12
Loan Loss
 Reserve as a
 % of Total
 Loans                             1.84           2.08           1.91           1.84           2.08
Loan Loss
 Reserve as a
 % of
 Nonperforming
 Assets                          104.50         114.29         101.37         104.50         114.29
Nonperforming
 Assets as a
 % of Total
 Loans and REO                     1.75           1.82           1.88           1.75           1.82
Net Chargeoffs
 (Recoveries) as a % of
 Average Loans                     0.01          (0.04)          0.01           0.08           0.06
Nonperforming
 Assets to
 Total Assets                      0.56           0.54           0.59           0.56           0.54
Bank Core
 Capital Ratio                     9.86           9.08           9.64           9.86           9.08
Dividend Payout
 Ratio                            38.36          46.31          35.70         116.54          50.20
Effective Tax
 Rate                             26.81          24.41          15.72          26.14          25.26

/CONTACT: Robert L. Johnson, President & CEO of Charter Financial Corporation, +1-706-645-1391, bjohnson@charterbank.net , or Michael Arneth, marneth@tirc.com , or Woody Wallace, wwallace@tirc.com , both of The Investor Relations Company, +1-847-296-4200/